Exhibit 99.2

SUPPLEMENTAL FINANCIAL INFORMATION

Alcoa and subsidiaries

Net Income and EPS Information (unaudited)

(in millions, except per-share amounts)

	Net Income			Diluted EPS
	1Q04	4Q03	1Q03	1Q04	4Q03	1Q03
GAAP Net income	$355	$291	$151	$.41	$.33	$.17
Discontinued operations – operating loss (income)	—	4	(3)
Discontinued operations – (gain) loss on divestitures	(5)	45	—
Cumulative effect of accounting change	—	—	47

GAAP income from continuing operations	$350	$340	$195	$.40	$.39	$.23

Restructuring and other charges (2):
Restructurings	8	(4)	(3)
Gain on divestitures	(58)	(21)	—

Income from continuing operations excluding restructuring and other charges (1)	$300	$315	$192	$.34	$.36	$.23

Average diluted shares outstanding				879	872	846

(1)	Alcoa believes that income from continuing operations excluding restructuring and other charges is a measure that should be presented in addition to income from continuing operations determined in accordance with GAAP. The following matters should be considered when evaluating this non-GAAP financial measure:

•	Alcoa reviews the operating results of its businesses excluding the impacts of restructurings and divestitures. Excluding the impacts of these charges can provide an additional basis of comparison. Management believes that these charges are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes these charges should be considered in order to compare past, current, and future periods.

•	The economic impacts of the restructuring and divestiture charges are described in the footnotes to Alcoa’s financial statements. Generally speaking, charges associated with restructurings include cash and non-cash charges and are the result of employee layoff, plant consolidation of assets, or plant closure costs. These actions are taken in order to achieve a lower cost base for future operating results.

•	Charges associated with divestitures principally represent adjustments to the carrying value of certain assets and liabilities and do not typically require a cash payment. These actions are taken primarily for strategic reasons as the company has decided not to participate in this portion of the portfolio of businesses.

•	Alcoa’s growth over the last five years, and the onset of the manufacturing recession led to the aforementioned charges in 2001 and 2002. Before the start of the recent manufacturing recession, Alcoa last recorded charges associated with restructuring and divestitures in 1997.

•	Restructuring and divestiture charges are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about restructurings and divestitures.

•	There can be no assurance that additional restructurings and divestitures will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations excluding restructuring and other charges.

(2)	Restructuring and other charges totaled $31 of income for the first quarter of 2004 before taxes and minority interests. The amount principally represents a realized gain on the sale of the specialty chemicals business, partially offset by layoff charges. After taxes and minority interests, restructuring and other charges amounted to income of $50 in the first quarter of 2004.